Contact:	Investors: Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com	Media: Aline Schimmel Scienta Communications (312) 238-8957 aschimmel@scientapr.com
PROGENICS PHARMACEUTICALS ANNOUNCES
THIRD QUARTER 2011 FINANCIAL RESULTS

Tarrytown, NY, November 9, 2011 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced third quarter 2011 results of operations.

 “We have been pleased by the efforts of our partner Salix during this second quarter commercializing RELISTOR,” said Mark R. Baker, Progenics’ chief executive officer. “We look forward to upcoming developments for RELISTOR, including FDA action on the sNDA that has been submitted for the non-cancer pain indication.”

Financial Results

Net loss for the quarter was $11.4 million or $0.34 diluted per share, compared to a net loss of $17.1 million or $0.52 diluted per share in the third quarter of 2010. This is attributable primarily to increases in collaboration and royalty revenues of $2.8 million and $0.6 million, respectively, and a $1.4 million decrease in general and administrative expenses. Net income for the first nine months of 2011 was $21.1 million or $0.63 diluted per share, compared to a net loss of $50.9 million or $1.57 diluted per share for the same period of 2010, reflecting primarily the recognition of $59.6 million of the $60 million upfront payment received from Salix Pharmaceuticals in February for ex-Japan global rights to RELISTOR and $14.9 million of RELISTOR development cost reimbursement revenue from Salix.

Progenics ended the quarter with cash, cash equivalents and securities of $81.4 million, reflecting use of $4.5 million cash in the quarter.

Third quarter revenue totaled $5.8 million, compared to $2.0 million for the same period of 2010. For the first nine months of 2011, Progenics reported revenues of $82.6 million, compared to $5.8 million in the 2010 period. The increases for both periods reflect primarily increases in RELISTOR development cost reimbursement revenue of $2.6 million and $14.9 million, respectively, from Salix and the recognition of $0.1 million and $59.6 million, respectively, of the upfront payment from Salix.

Royalty income for the quarter was $1.2 million, compared to $0.6 million in the third quarter of 2010. Royalty income was $1.8 million for both the current and 2010 nine month periods. Royalty income on net sales reported by our collaborators in the following table in 2011 is based on Salix’s net U.S. sales only, as no ex-U.S. royalties were payable during this portion of the RELISTOR collaborator transition; 2010 royalty income was based on global net sales.

Progenics Announces Third Quarter 2011 Results

	RELISTOR Net Sales by Collaborators (in millions)
	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010
U.S.	$8.2	$2.4	$3.5	$13.5	$7.2
Ex-U.S.	1.5	1.7	1.7	4.7	5.0
Global	$9.7	$4.1	$5.2	$18.2	$12.2

Third quarter expenses were $17.3 million, down $1.8 million over the same period in 2010. The decline resulted from a decrease in clinical trial expenses related to the oral methylnaltrexone phase 3 study and lower compensation expenses resulting from a decrease in company-wide average headcount partially offset by severance expense. For the current nine month period, expenses totaled $61.5 million, an increase of $4.8 million over the prior year period, reflecting increases in clinical trial expenses, the non-cancer pain sNDA regulatory filing costs and purchases of manufacturing supplies on behalf of Salix, partially offset by lower compensation, consulting and professional fee expenses.

Third Quarter Highlights

•
Progenics reoriented its research and development focus on oncology. The Company is allocating additional financial and personnel resources to its clinical-stage PSMA ADC program and pre-clinical development work on multiplex phosphoinositide 3-kinase (PI3K) inhibitors and is seeking to in-license or acquire complementary opportunities in the oncology field. The Company is looking to out-license existing programs not within its oncology focus.

•
The U.S. Food and Drug Administration accepted for filing a supplemental New Drug Application (sNDA) seeking approval for subcutaneous RELISTOR to treat opioid-induced constipation in patients with chronic, non-cancer pain. The FDA issued a PDUFA action date of April 27, 2012.

•
The Company announced positive preliminary data from a phase 1 study of PSMA ADC in 26 patients who have received doses ranging from 0.4 mg/kg to 2.0 mg/kg. PSMA ADC has generally been well tolerated at doses up to and including 2.0 mg/kg and a study cohort at a dose of 2.2 mg/kg has commenced.

•	Angelo W. Lovallo, Jr. was named Treasurer of the Company and David E. Martin, Esq. was appointed General Counsel.

Conference Call and Webcast

Progenics will review third quarter financial results in a conference call today at 8:30 a.m. EST. To participate, please dial 877-250-8889 (domestic) or 720-545-0001 (international) and reference access code 23210475. You also may listen to the live webcast on the Events section of the Progenics website, www.progenics.com. A replay will be available on the website from 12:00 p.m. EST today through Wednesday, November 23 by telephoning 800-871-9012 and extension 194206# (domestic) or 641-715-3900 and 869916# (international).

- Financial Tables follow -

Progenics Announces Third Quarter 2011 Results

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net income (loss) per share)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Collaboration revenue	$2,855	$82	$76,398	$1,175
Royalty income	1,240	620	1,767	1,826
Research grants	1,681	1,234	4,346	2,667
Other revenues	28	31	88	127
Total revenues	5,804	1,967	82,599	5,795

Expenses:
Research and development	12,406	12,967	44,887	35,518
License fees – research and development	114	110	566	1,217
General and administrative	4,064	5,414	14,213	17,568
Royalty expense	147	62	274	182
Depreciation and amortization	520	532	1,581	2,283
Total expenses	17,251	19,085	61,521	56,768

Operating income (loss)	(11,447)	(17,118)	21,078	(50,973)

Other income:
Interest income	15	17	49	48
Total other income	15	17	49	48

Net income (loss)	$(11,432)	$(17,101)	$21,127	$(50,925)

Net income (loss) per share; basic	$(0.34)	$(0.52)	$0.63	$(1.57)
Weighted average shares outstanding; basic	33,710	32,814	33,501	32,444

Net income (loss) per share; diluted	$(0.34)	$(0.52)	$0.63	$(1.57)
Weighted average shares outstanding; diluted	33,710	32,814	33,664	32,444

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)
	September 30, 2011	December 31, 2010

Cash and cash equivalents	$77,998	$47,918
Accounts receivable	2,512	2,283
Auction rate securities	3,424	3,608
Fixed assets, net	4,439	5,878
Other assets	1,015	3,051
Total assets	$89,388	$62,738

Liabilities	$8,591	$11,430
Deferred revenue	417	-
Total liabilities	9,008	11,430
Stockholders’ equity	80,380	51,308
Total liabilities and stockholders’ equity	$89,388	$62,738

Progenics Announces Third Quarter 2011 Results

Phase 3 Study Design for Oral Methylnaltrexone

The phase 3 study is a randomized, double-blind, placebo-controlled trial, which has completed enrollment of non-cancer pain patients experiencing OIC. Patients receive either placebo or one of three doses of oral methylnaltrexone. Following a two-week screening period, study participants are dosed once daily for four weeks, continuing treatment on an as needed basis for eight additional weeks. The primary efficacy endpoint of the study is the proportion of subjects with a rescue-free bowel movement within four hours of receiving oral methylnaltrexone during the four-week blinded period.

Important Safety Information for RELISTOR

RELISTOR is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of RELISTOR beyond four months has not been studied.

RELISTOR is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician. Use of RELISTOR has not been studied in patients with peritoneal catheters.

Safety and efficacy of RELISTOR have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie’s syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, colon).

Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

RELISTOR full Prescribing Information for the U.S. is available at www.RELISTOR.com.

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, N.Y., is a biopharmaceutical company focused on innovative therapeutics for patients suffering from cancer and related conditions. Progenics’ pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage novel multiplex phosphoinositide 3-kinase (PI3K) inhibitors for the treatment of cancer. Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR®, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. RELISTOR (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness. Regulatory approval is pending for use of RELISTOR by patients with chronic, non-cancer pain. A phase 3 trial of an oral formulation of methylnaltrexone completed enrollment in mid-2011 and Progenics expects its collaboration partner to announce top-line results late this year or in early 2012.

Progenics Announces Third Quarter 2011 Results

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting risks and litigation. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

(PGNX-F)

Editors Note:

For more information, please visit www.progenics.com.

For more information about RELISTOR, please visit www.RELISTOR.com.